(WELLS CAPITAL MANAGEMENT LOGO)

                                 CODE OF ETHICS
                   POLICY ON PERSONAL SECURITIES TRANSACTIONS
                                       AND
                                 INSIDER TRADING

                                  -    BE ETHICAL

                                  -    ACT PROFESSIONALLY

                                  -    IMPROVE COMPETENCY

                                  -    EXERCISE INDEPENDENT JUDGEMENT

                              Version 10.06

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Wells Capital Management Code of Ethics 10.06

                                                                               2


                                TABLE OF CONTENTS

I INTRODUCTION ............................................................    3
   I.1 CODE OF ETHICS......................................................    3
   I.2 "ACCESS PERSONS"....................................................    3
   I.3 "BENEFICIAL OWNERSHIP"..............................................    4

II PENALTIES...............................................................    4
   II.1 VIOLATIONS OF THE CODE.............................................    4
   II.2 PENALTIES..........................................................    5
   II.3 DISMISSAL AND /OR REFERRAL TO AUTHORITIES..........................    6

III EMPLOYEE TRADE PROCEDURES..............................................    6
   III.1 PRE-CLEARANCE ....................................................    6
   III.2 TRADE REPORTS ....................................................    7
   III.3 PERSONAL SECURITIES TRANSACTIONS - EQUITY PORTFOLIO MANAGERS .....    7
   III.4 POST-REVIEW ......................................................    7
   III.5 PRE-CLEARANCE AND REPORTING REQUIREMENTS .........................    8
   III.6 CONFIDENTIALITY ..................................................    9
   III.7 ACKNOWLEDGEMENT OF BROKERAGE ACCOUNTS ............................    9
   III.8 INITIAL AND ANNUAL HOLDINGS REPORT ...............................    9

IV RESTRICTIONS ...........................................................    9
   IV.1 RESTRICTED SECURITIES .............................................    9
   IV.2 SHORT-TERM TRADING PROFITS (60 DAY TRADING RULE) ..................   11
   IV.3 BLACKOUT PERIODS ..................................................   11
   IV.4 INSIDER TRADING ...................................................   11
   IV.5 MARKET TIMING .....................................................   12
   IV.6 GIFTS .............................................................   12
   IV.7 DIRECTORSHIPS AND OTHER OUTSIDE EMPLOYMENT ........................   12
   IV.8 PURCHASES AND SALES OF SECURITIES ISSUED BY WELLS FARGO ...........   12
   IV.9 WELLS FARGO MUTUAL FUNDS ..........................................   13

V REGULATORY REQUIREMENTS .................................................   13
   V.1 INVESTMENT ADVISERS ACT OF 1940 AND INVESTMENT COMPANY
       ACT OF 1940 ........................................................   13
   V.2 REGULATORY CENSURES ................................................   13

VI ACKNOWLEDGMENT AND CERTIFICATION .......................................   14

VII FREQUENTLY ASKED QUESTIONS (FAQS) .....................................   15

                                                                    October 2006
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                                                                               3

I INTRODUCTION

I.1 CODE OF ETHICS

Wells Capital Management (WellsCap), as a registered investment adviser, has an obligation to maintain a policy governing personal securities transactions and insider trading by its officers and employees. This Code of Ethics and Policy on Personal Securities Transactions and Insider Trader ("Code") is adopted under Rule 17j-1 of the Investment Company Act and Section 204A-1 of the Investment Advisers Act. This Code outlines the policies and procedures for such activities based on the recognition that a fiduciary relationship exists between WellsCap and its clients. All references in this Code to employees, officers, directors, accounts, departments and clients refer to those of WellsCap.

In addition to the Code, please refer to the policies outlined in the Handbook for Wells Fargo Team Members and the Wells Fargo Code of Conduct and Business Ethics applicable to all Wells Fargo employees.

Acknowledgement of, and compliance with, this Code is a condition of employment. A copy of the Code and applicable forms are available on WellsCap `'s intranet site: capzone.wellsfargo.com.

As an employee, you must-

     -    Be ethical

     -    Act professionally

     -    Improve competency

     -    Exercise independent judgement

To avoid conflicts of interest, WellsCap employees, officers and directors are required to disclose to the Compliance Group all pertinent information related to reportable accounts, outside business activities, gifts received from clients/vendors and other Code related information.

WellsCap Access Persons may request in writing special circumstance exemptions from the Code of Ethics. The Code of Ethics Administrator and the Chief Compliance Officer will evaluate each request on an individual basis and provide approval or denial in writing.

I.2 "ADVISORY REPRESENTATIVES/DESIGNATED ADVISIORY REPRESENTATIVES/ACCESS
PERSONS"

ADVISORY REPRESENTATIVES

For the purposes of this Code, Wells Capital defines an "advisory representative access person" as any director, officer of employee who in connection with his or her regular functions or duties - makes, participates in, or obtains information regarding the purchase or sale of a security for an advisory client or

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                                                                               4


whose functions are related to the making of any recommendations with regard to such purchases of sales.

Because an employee may at some time access or obtain investment information, Wells Capital designates all employees, officers and directors of WellsCap (including independent contractors, if deemedwhen appropriate) asare considered to be "Advisory Representatives Access Persons," and subject as a result to the policies and procedures of set out in thise Code. The list of advisory Access Persons personnel will be updated each regularly but in no event less frequently than quarterly.

All regulatory requirements (required under Investment Advisers Act and Investment Company Act (17j-1)) contained in this Code apply to "Designated Advisory Representatives". Other sections of the Code may also be applied to Designated Advisory Representatives as needed in order to prevent violations of the Code. The elements of the Code that apply to Designated Advisory Representatives are indicated in Appendix A.

ACCESS PERSONS

For the purposes of this Code, an "ACCESS PERSON" is any director or officer of Wells Capital who is not also an employee of Wells Capital. All regulatory requirements (required under Investment Advisers Act and Investment Company Act (17j-1)) contained in this Code apply to "Access Persons". Other sections of the Code may also be applied to Access Persons as needed in order to prevent violations of the Code. The elements of the Code that expressly apply to Access Persons are indicated in Appendix B.

I.3 "BENEFICIAL OWNERSHIP"

Personal securities transaction reports must include all accounts in which you have a beneficial interest or over which you exert direct or indirect control, including -

-    accounts of immediate family members in the same household; and

- any other account including but not limited to those of relatives and friends, over which you exercise investment discretion.

Direct and indirect control and beneficial interest may be further construed to include accounts for which an Advisory Representative, Designated Advisory Representative, or Access Person is sole owner, joint owner, trustee, co-trustee, or attorney-in-fact.

II PENALTIES

II.1 VIOLATIONS OF THE CODE

The firm's Chief Compliance Officer will report violations of the Code monthly to the President and to clients upon request. Each Advisory Representative, Designated Advisory Representative, or Access Person must immediately report to the Chief Compliance Officer any known or reasonably suspected violations of this Code of which he or she becomes aware.

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                                                                               5

II.2 PENALTIES

Penalties for violation of this Code may be imposed on Advisory Representatives, Designated Advisory Representatives, or Access Persons as follows:

-    MINOR OFFENSES -

     -    First minor offense - Verbal warning;

     -    Second minor offense - Written notice;

     - Third minor offense - $1,000.00 fine to be donated to the aAccess pPerson's or advisory representative's charity of choice*.

Minor offenses include the following: late submissions of or failure to submit or late submissions of quarterly trade reports and signed acknowledgments of Code of Ethics forms and certifications, failure to request trade pre-clearance, and conflicting pre-clearance request dates versus actual trade dates.

-    SUBSTANTIVE OFFENSES -

     -    First substantive offense - Written notice;

     - Second substantive offense - $1,000 or disgorgement of profits (whichever is greater) to be donated to the Access Person's charity of choice*;

     - Third substantive offense - $5000 fine or disgorgement of profits (whichever is greater) to be donated to the access person's or advisory representative's Access Person's charity of choice* or termination of employment and/or referral to authorities.

Substantive offenses include the following: unauthorized purchase/sale of restricted securities outlined in the Code, violations of seven-day blackouts and short-term trading for profit (60-day rule).

The number of offenses is determined by the cumulative count over a 12 month period.

-    SERIOUS OFFENSES -

     A Portfolio Manager trading with insider information and/or "front running" a client or fund that he/she manages is considered a "serious offense". WellsCap will take appropriate steps that may include termination of employment and referral to governmental authorities for prosecution.

WellsCap may deviate from the penalties listed in the Code where senior management determines that a more or less severe penalty is appropriate based on the specific circumstances of that case. Any deviations from the penalties listed in the Code, and the reasons for such deviations, will be documented and maintained in the Code of Ethics files.

* The fines will be made payable to the Advisory Representative's, Designated Advisory Representative's, or Access Person's charity of choice (reasonably acceptable to Wells Fargo) and turned over to WellsCap, which in turn will mail the donation check on behalf of the Advisory Representative, Designated Advisory Representative or Access Person.

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\
                                                                               6


II.3 DISMISSAL AND /OR REFERRAL TO AUTHORITIES

REPEATED VIOLATIONS of the Code may result in dismissal. In addition, a single flagrant violation of the law, such as fraud or insider trading, will result in immediate dismissal and referral to authorities.

III EMPLOYEE TRADE PROCEDURES

III.1 PRE-CLEARANCE

- All Advisory Representatives Access Persons in the firm must pre-clear their personal securities transactions in the securities as specified in
     Section III.45 using the iTrade system. It is the responsibility of the Advisory Representative Access Person to ensure that Compliance receives pre-clearance requests.

- E-mail (FALLSCMP@wellscap.com) or telephone requests will only be accepted for those employees who are on formal leave of absence or on PTO. When submitting requests via e-mail or telephone, at a minimum, indicate the following information

     (a)  Transaction Type: BUY or SELL

     (b) Security Name (include coupon rate and maturity date for fixed income securities) and Ticker or CUSIP

     (b)

     (c) Share amount to be traded and the account number in which the trade will occur Security Type: Common Stock, Options, or Bonds

     _(d) Security Type: Common Stock, Options, or Bonds

- Requests from beneficial account holders outside the firm must be made via the appropriate Access Person (i.e., spouse, family member who is an Access Person). The Compliance Group will not accept requests from non-Access Persons.

- Requests may be submitted from 4:00 am (Pacific) until an hour before the market closes for the day, however, requests will be processed beginning 7:00 am (Pacific). Barring any problems with systems access (i.e., SEI, Advent/Moxy, CRD) or other unusual circumstances, responses will be made no later than one hour from receipt of the request.

- Pre-cleared trades are valid for the same day for up to the amount of shares requested for a specific account. Additional amount of shares or trades for a different account will require an additional pre-clearance request. No exceptions.

- Pre-clearance does not preclude eliminate the possibility of a potential conflict appearing after the execution of an employee trade. Trades will be screened for blackout violations and other conflicts, but quarter end review of each personal trade will may reveal conflicts which the pre-clearance process was unable to detect occurring after the trade is executed.

- The use of the electronic mail systems ensures that each report pre-clearance request is date-stamped, and it is the responsibility of each Advisory Representative Access Person to ensure that the report pre-clearance request has been received by WellsCap Compliance.

CERTAIN PERSONAL SECURITIES TRANSACTIONS SHOULD BE REPORTED WHETHER PRE-CLEARED OR NOT (SEE SECTION III.5 FOR DETAILS).

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                                                                               7


III.2 TRADE REPORTS

- Quarterly Trade Reports which list personal securities transactions for the quarter must be submitted by Advisory Representatives, Designated Advisory Representatives, and Access Persons no later than the 130th day after the end of each calendar quarter. This 130-day deadline is a FEDERAL REQUIREMENT and includes weekends and holidays. If the 130th day falls on a weekend or a holiday, the report is due the business day immediately preceding this deadline.

- Quarterly Trade Reports must be submitted using the Quarterly Trade Report form to Wells Capital Compliance, either via email (to
     FALLSCMP@wellscap.comWellscap Risk Mgt) or via MAC (N9882-027A0103-101). IF THERE ARE NO ACTIVITIES FOR THE QUARTER, A REPORT INDICATING SUCH IS STILL REQUIRED TO BE SUBMITTED.

- Compliance will request Wells Capital requires duplicate copies of trades confirms and monthly or quarterly brokerage account statements to be forwarded to Compliance. If your a broker is unable to directly send duplicate copies, the Access Person is responsible for submitting the required documentation with the Quarterly Trade Reportplease inform Compliance in writing. Use the REQUEST FOR DUPLICATE CONFIRMS form to submit your request to your brokers (with a cc to Wells Capital Compliance).

- When opening or closing brokerage accounts, please notify Compliance in writing (quarterly) by using the ACKNOWLEDGMENT OF REPORTABLE ACCOUNTS form.

Forms relating to the Code of Ethics are available in WellsCap's intranet site: capzone.wellsfargo.com.

III.3 PERSONAL SECURITIES TRANSACTIONS - EQUITY PORTFOLIO MANAGERS

In addition to pre-clearance by the Compliance Group, prior approval must be obtained from the President or Chief Investment Compliance Officer if an eEquity Portfolio Manager requests to sell or buy a security in his/her personal account when:

- The same security is held in the equity portfolio that is directly managed by the Portfolio Manager; or

- The Portfolio Manager is purchasing the same security for an equity portfolio for which he/she makes investment decisions.

WellsCap Compliance will review pre-clearance requests for purchases and sales of securities that are common between personal holdings and equity portfolio holdings directly managed by the Portfolio Manager. Pre-clearance trades will be screened for blackout violations, front-running, other conflicts/trends, and quarter-end review of any 60-day rule violations.

III.4 POST-REVIEW

WellsCap Compliance will match any broker confirms/statements received to pre-clearance requests. Discrepancies will be documented and may be subject to censures, as outlined in the PENALTIES section of this Code.

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                                                                               8


Advisory Representative Access Person transactions will also be screened for the following:

- Same day trades: Transaction occurring on the same day as the purchase or sale of the same security in a managed account (For all securities).

- -7-day Blackout period: Transaction up to and including seven calendar days before and after the purchase and/or sale of the same security in a managed account as described in Sec IV.3 of the Code (For non-S&P500 securities).

- Short-term trading profits: The purchase and sale, and short sale and purchase of the same security (including Wells Fargo mutual funds and other mutual funds subadvised by WellsCap; excluding money market funds) within 60 days resulting in a net profit. Advisory representatives Access Persons are responsible for ensuring that the 60-day rule is observed when sale requests are made for securities previously purchased, or vice versa.

- Front running: Trading ahead of, or "front-running," a client or Wells Fargo mutual fund order in the same security; or taking a position in stock index futures or options contracts prior to buying or selling a block or securities for a client or proprietary mutual fund account (i.e., self-front running).

Other potential conflicts: Certain transactions may also be deemed in conflict with the Code and warrant additional review depending on the facts and circumstances of the transaction.

III.5 PRE-CLEARANCE AND REPORTING REQUIREMENTS

The table below indicates pre-clearance and reporting requirements. Requirements for all other security type transactions must be checked with Compliance.

                                                QTRLY
SECURITY TYPE                 PRE-CLEARANCE   REPORTING
-------------                 -------------   ---------
Equity transactions(1)             Yes           Yes
Fixed Inc transactions(6)          Yes           Yes
Wells Fargo stock(4)                No           Yes
Open-end non-proprietary MF         No            No
Wells Fargo MF and
MFsub-advised by
WellsCap(2)                         No           Yes
Close-end MF                       Yes           Yes
ETFs (open-end and UIT)             No           Yes
US Tsy/Agencies                     No            No
Holders(5)                         Yes           Yes
Short term/cash equiv.              No            No
SPP/DRIPs                           No           Yes
Employee 401K(3)                    No           Yes
Private funds managed               No           Yes
by WellsCap

(1)   Including options.

(2)  Reporting excludes money market funds.

(3)  Requires only reporting exchanges and changes in investment options

(4)  Excluding 401 K plans.

(5)  Required only when selling a specific security from the holders group

(6)  Municipal bonds rated A or higher do not need to be pre-cleared.

III.6 CONFIDENTIALITY

All reports of personal securities transactions, holdings and any other information filed pursuant to this Code will be kept CONFIDENTIAL, provided, however that such information is also subject to review by appropriate WellsCap personnel (Compliance and/or Senior Management) and legal counsel. Such information may will also be provided to the Securities and Exchange Commission ("SEC") or other government authority when properly requested or pursuant tounder a court order.

III.7 ACKNOWLEDGEMENT OF REPORTABLE ACCOUNTS

All Advisory Representatives, Designated Advisory Representatives, and Access Persons are required to submit a list of all reportable accounts as required by the Code at the time of hire. Reportable accounts are all brokerage accounts, plus any account capable of holding Wells Fargo Funds or Wells Fargo sub-advised funds. In addition, Advisory Representatives, Designated Advisory Representatives, and Access Persons are responsible for ensuring that any newly opened or closed accounts are communicated to Compliance by the end of the quarterly. For reporting purposes, complete the Acknowledgment of Reportable Accounts form.

III.8 INITIAL AND ANNUAL HOLDINGS REPORT

All Advisory Representatives, Designated Advisory Representatives, and Access Persons are required to report all activity in their brokerage accounts, including 401k accounts and a statement of holdings, including Wells Fargo mutual fund accounts and Wells Fargo sub-advised mutual fund accounts (subject to Code requirements) within 10 days of start date and annually. A broker statement will suffice in lieu of a separate initial or annual holdings report. The Advisory Representative, Designated Advisory Representative, or Access Person is responsible for ensuring that Compliance receives duplicate copies of statements and/or confirms if those are sent directly by the brokers.

IV RESTRICTIONS

The following are WellsCap's restrictions on personal trading:

IV.1 RESTRICTED SECURITIES

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                                                                              10

RESTRICTED SECURITIES

          SECURITY TYPE                       PURCHASE                          SALE
          -------------             ----------------------------   ------------------------------
A.   S&P500 stocks                  PERMITTED                      PERMITTED ,

                                    -  Subject to same day         subject to the following:
                                       blackout during execution
                                       of client trades (except    -  OneSame-day blackout during
                                       program trades). Must          execution of client trades
                                       pre-clear.                     (except program trades).
                                                                      Must pre-clear.

                                                                   -  For equity fund manager,
                                                                      approval is required. Refer
                                                                      to Section III.3.

B.   Any security not included in   PERMITTED                      PERMITTED, subject to the
     the S&P500 above                                              following:
                                    -  Subject to pre-clearance
                                       requirements.               -  Pre-clearance requirements.

                                                                   -  For equity fund manager,
                                                                      approval is required. Refer
                                                                      to Section III.3.

C.   Automatic investment           PERMITTED                      PERMITTED
     programs or direct stock
     purchase plans                 -  Subject to Code of Ethics   -  Subject to Code of Ethics
                                       reporting requirements.        preclearance requirements.

D.   Initial Public Offerings       PROHIBITED                     PERMITTED, only
     (IPOs) (An IPO is
     corporation's first offering                                  -  If security held prior to
     of a security representing                                       Wells Capital employment
     shares of the company to the                                     and/or version 9.99 of the
     public)                                                          Code, sales subject to
                                                                      pre-clearance requirements.

E.   Private Placements (A          -  Private placements issued   -  Private placements issued
     private placement is an           by a client are                by a client are prohibited.
     offer or sale of any              prohibited. All other          All other private
     security by a brokerage firm      private placements must        placements must be approved
     not involving a public            be approved and reviewed       and reviewed by Compliance
     offering, for example, a          by Compliance and the          and the Chief Investment
     venture capital deal)             Chief Investment Officer/      Officer/ President.
                                       President.

G.   Options (other than employee   PROHIBITED                     PROHIBITED
     stock options), puts, calls,
     short sales, futures
     contracts or other similar
     transactions involving
     securities issued by Wells
     Fargo & Company

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                                                                              11


IV.2 SHORT-TERM TRADING PROFITS (60 DAY TRADING RULE)

The purchase and sale, and the sale and purchase, of the same security (including Wells Fargo mutual funds and other mutual funds subadvised by WellsCap, excluding money market funds) within 60 calendar days and at a profit are PROHIBITED.

     -    This restriction applies without regard to tax lot considerations;

     - For purposes of determining whether a sale of securities results in a loss, the lowest price paid on a conflicting buy will be the highest price at which the shares may be sold for this exception;

     - For purposes of determining whether a purchase of securities results in a loss, the highest price received on a conflicting sale will be the lowest price at which new shares may be purchased for this exception;

     - Exercised options are not restricted, however, purchases and sales of options occurring within 60 days resulting in profits are PROHIBITED;

     - Exceptions require advance written approval from the firm's Chief Compliance Officer (or designee).

Profits from any sale before the 60-day period expires may require disgorgement. Please refer to "Penalties", section II of this Code, for additional details.

IV.3 BLACKOUT PERIODS

For securities in the S&P 500 stocks, a onesame-day firm-wide blackout will apply if the issue is being traded on behalf of a client at the time the pre-clear request is made. The blackout will not apply to program trades of securities held within WellsCap-managed accounts.

All other issues are subject to a seven-day firm-wide blackout period if traded on behalf of WellsCap-managed funds (Mutual funds, DIFs, Collectives) and WellsCap-managed accounts.

Blackout periods apply to both buy and sell transactions.

IV.4 INSIDER TRADING

WellsCap considers information MATERIAL if there is a substantial likelihood that a reasonable shareholder would consider it important in deciding how to act. Information is considered NON-PUBLIC when it has not been disseminated in a manner making it available to investors generally. Information becomes PUBLIC once it is publicly disseminated; limited disclosure does not make the information public (e.g., disclosure by an insider to a select group of persons).

Wells CapitalThe law generally defines INSIDER TRADING as the buying or selling of a security, in breach of fiduciary duty or other relationship of trust and confidence, while in possession of material, non-public information. Insider trading is a violation of federal securities laws, punishable by a maximum prison term of 10 years and fines of up to $1 million for the individual and $2.5 million for the firm.

TIPPING of material, non-public information is PROHIBITED. An Advisory Representative, Designated Advisory Representative, or Access Person cannot trade, either personally or on behalf of others, while in possession of such information.

FRONT-RUNNING/SCALPING involves trading on the basis of non-public information regarding impending market transactions.

- Trading ahead of, or "front-running," a client or Wells Fargo mutual fund order in the same security; or

- Taking a position in stock index futures or options contracts prior to buying or selling a block or securities for a client or proprietary mutual fund account (i.e., self-front running).

SCALPING occurs when an Advisory Representative, Designated Advisory Representative, or Access Person purchases shares of a security for his/her own account shortly before recommending or buying that security for long-term investment to a client and then immediately selling the shares at profit upon the rise in the market price following execution of the recommendation.

IV.5 MARKET TIMING

WellsCap prohibits late trading and does as not engage in market timing when trading in mutual fund shares on behalf of its clients.

IV.6 GIFTS

WellsCap, as a policy, follows Wells Fargo Bank's policy regarding gifts. Please refer to WFB Employee Handbook for requirements. WellsCap also maintains a gift and entertainment guideline available for review on Capzone.

IV.7 DIRECTORSHIPS AND OTHER OUTSIDE EMPLOYMENT

WellsCap, as a policy, follows Wells Fargo & Company's policy regarding directorships and other outside employment. Please refer to the Handbook for Wells Fargo Team Members.

IV.8 PURCHASES AND SALES OF SECURITIES ISSUED BY WELLS FARGO

WellsCap follows Wells Fargo & Company's policy regarding securities issued by Wells Fargo & Company. No pre-clearance is required for securities issued by Wells Fargo & Company; however, quarterly reporting of purchases and sales of such securities is required.

Investments in Wells Fargo options (other than employee stock options), puts, calls, short sales, futures contracts or other similar transactions involving securities issued by Wells Fargo & Company are prohibited.

IV.9 WELLS FARGO MUTUAL FUNDS

MUTUAL FUND HOLDINGS

Advisory Representatives, Designated Advisory Representatives, and Access Persons are required to report Wells Fargo mutual fund holdings and other mutual funds subadvised by WellsCap.

MUTUAL FUND TRANSACTIONS

On a quarterly basis, Advisory Representatives, Designated Advisory Representatives, and Access Persons are required to report any purchases or sales of Wells Fargo mutual funds and other mutual funds subadvised by WellsCap. Money market funds are excluded from quarterly reporting.

EMPLOYEE 401K PLANS

Advisory Representatives, Designated Advisory Representatives, and Access Persons are required to report investment option changes for their own and spouse 401K plans.

60 DAYS HOLDING PERIOD

Advisory Representatives and Access Persons are required to hold Wells Fargo mutual funds and other mutual funds subadvised by WellsCap for 60 days. Money market funds are excluded.

V REGULATORY REQUIREMENTS

V.1 INVESTMENT ADVISERS ACT OF 1940 AND INVESTMENT COMPANY ACT OF 1940

The SEC considers it a violation of general antifraud provisions of federal securities laws whenever an adviser, such as WellsCap, engages in fraudulent, deceptive or manipulative conduct. As a fiduciary towith responsibility for client assets, WellsCap cannot engage in activities, which would result in conflicts of interests (for example, "front-running," scalping, or favoring proprietary accounts over those of the clients').

V.2 REGULATORY CENSURES

THE SEC CAN CENSURE, PLACE LIMITATIONS ON THE ACTIVITIES, FUNCTIONS, OR OPERATIONS OF, SUSPEND FOR A PERIOD NOT EXCEEDING TWELVE MONTHS, OR EVEN REVOKE THE REGISTRATION OF ANY INVESTMENT ADVISER BASED ON A:

- Failure reasonably to supervise, with a view to preventing violations of the provisions of the federal securities laws, an employee or a supervised person who commits such a violation.

- However, no supervisor or manager shall be deemed to have failed reasonably to supervise any person, if

     (a) there have been established procedures, and a system for applying such procedures, which would reasonably be expected to prevent and detect, insofar as practicable, any such violation by such other person and

     (b) such supervisor or manager has reasonably discharged the duties and obligations incumbent upon him/her by reason of such procedures and systems without reasonable cause to believe that such procedures and system were not being complied with.

VI ACKNOWLEDGMENT AND CERTIFICATION

I certify that I have received, read, understood and recognize that I am subject to Wells Capital Management's CODE OF ETHICS AND POLICY ON PERSONAL SECURITIES TRANSACTIONS AND INSIDER TRADING. This Code is in addition to Wells Fargo & Company's policy on BUSINESS CONDUCT AND ETHICS applicable to all employees, as outlined in the Employee Handbook.

In addition to certifying that I will provide complete and accurate reporting as required by the Code and have complied with all requirements of the Wells Capital Management Code, I certify that I will not:

     Execute any prohibited purchases and/or sales, directly or indirectly, that are outside those permissible permitted by the Code;

     Employ any device, scheme or artifice to defraud Wells Fargo, Wells Capital Management, or any company;

     Engage in any act, practice or course of business which operates or would operate as a fraud or deceit upon Wells Fargo, Wells Capital Management or any company; or

     Make any untrue statement of a material fact, or omit to state a material fact necessary in order to make the statements, in light of the circumstances under which they are made, not misleading;

     Engage in any manipulative practice with respect to Wells Fargo, Wells Capital Management or any company;

     Trade on inside information;

     Trade ahead of or front-run any transactions for WellsCap managed accounts;

     Trade without obtaining the necessary pre-clearance.

I understand that it is a violation of the Investment Advisers Act of 1940 and the Investment Company Act of 1940 to fail to submit a record of my personal securities transactions within 10 calendar days of quarter-end.

I understand that, as an employee of Wells Capital Management, it is my responsibility to submit a list of all reportable accounts in which I have beneficial ownership/ interest or control (as defined in the Code). Additionally, I will notify Wells Capital Management Compliance upon opening or closing brokerage accounts quarterly.

Any exceptions, where applicable, are noted as follows:

________________________________________________________________________________

________________________________________________________________________________

________________________________________________________________________________


-------------------------------------   ----------------------------------------
Signature                               Date

-------------------------------------
NAME (Print)

VII FREQUENTLY ASKED QUESTIONS (FAQS)

     1. Who should I submit pre-clearance requests to, what is the minimum information required, and what are the hours for submission of requests?

          All pre-clearance requests should be submitted through iTrade.

          In the event you do hot have access to iTrade, Ppre-clearance requests should be submitted, via email, to FALLSCMP@WELLSCAP.COM WELLSCAP RISK MGT, in the Global Address list. For specific questions or concerns regarding the Code, you may direct your inquiries to Mai Shiveronica Poon, our Chief Compliance Officer (mai.shiver@wellscap.compoonmo@wellscap.com or 415/222-9099396-7016)

          At a minimum, indicate whether the request is for a BUY or SELL, include the name and ticker symbol of the security/securities, the share amount to be traded, and the account number in which the trade will occur.

          Requests can be submitted beginning 4:00 am (Pacific) and no later than an hour before the close of the equity markets. Pre-clearance requests will be processed beginning 7:00 am (Pacific). Pre-cleared requests are only good for the day.

     2.   What is the submission deadline for Quarterly Trade Report?

          Quarterly Trade Reports are due 130 calendar days after the end of each quarter. If the 130th day falls on a weekend or a holiday, the report is due the business day preceding the weekend or the holiday. The 130-day deadline is a regulatory requirement. Advisory Representatives, Designated Advisory Representatives, and Access Persons can also complete and submit the Trade Report to Compliance when the trade is executed without waiting for quarter end to ensure timely submission.

     3. Why are duplicate copies of confirms and statements submitted to Compliance? Would the Quarterly Report and pre-clear requests suffice?

          This is a regulatory requirement from a report issued by the SEC's Division of Investment Management (IM). The IM Report, among other things, enlisted the NASD to adopt a rule requiring its members to notify a fund or an investment adviser whenever an Advisory Representative, Designated Advisory Representative, or Access Person opens an account with an NASD-member broker. Upon request of the fund or adviser, the member broker is required to transmit duplicate copies of the Advisory Representative's/Designated Advisory Representative's/Access Person's trade confirms and account statements.

     4. Why is a Quarterly Trade Report required if duplicate confirms or statements are already received from brokers?

          WellsCap as investment adviser is required to obtain personal securities transaction information from Advisory Representatives, Designated Advisory Representatives, all Access Persons. In order to ensure compliance with the law, our policy requires Advisory Representatives, Designated Advisory Representatives and Access Persons to complete the quarterly reports in case that WellsCap have not received your brokers' statement or confirmations timely. Advisory Representatives, Designated Advisory Representatives, or Access Persons do not need to complete a quarterly trade report if: 1) the Advisory Representative, Designated Advisory Representative, or Access Person provides a website printout of transaction history from the broker or 2) the Advisory Representative, Designated Advisory Representative, or Access Person confirms with Compliance every quarter that we have your broker statements within 130 days after quarter end.

     6.5. What is the 60-day rule and is it a regulatory requirement?

          The 60-day rule prohibits Advisory Representatives Access Persons from profiting from the purchase and sale, and short sale and purchase, of the same securities within 60-days.

          This is not an SEC requirement but a taskforce guideline instituted by the Investment Company Institute (ICI), the self-regulating organization for the mutual fund industry. Similarly, GIPS also has recommended restrictions along the same lines. Because the mutual fund board approves our Code of Ethics and expects us to follow the taskforce guidelines from the ICI/GIPS, we are closely bound by those restrictions.

     7.6. What is the pre-clearance policy on option transactions?

          Purchase and Sales of option contracts are subject to the pre-clearance requirements. When approved options are exercised automatically (i.e. Advisory Representatives Access Persons have no control over when the options are exercised), pre-clearance is not required. However, if the Advisory Representative Access Persons chooses to exercise the options, pre-clearance is required and will be approved on a case-by case basis. The objective is to avoid any appearance of conflicts of interest, especially in instances when the same security is being executed for managed funds.

     8.7. What types of trust accounts does an Advisory Representative, Designated Advisory Representative, and Access Person need to report? What types of trust accounts does an Advisory Representative need to and pre-clear?

          All Advisory Representatives, Designated Advisory Representatives, and Access Persons must report securities for the following types of trust accounts (Note: Advisory Representatives Access Persons must also pre-clear securities for the account types listed below.):

          A. A trust account for which the Advisory Representative, Designated Advisory Representative, or Access Person is a trustee, or beneficiary and has both investment control and a pecuniary interest;

          B. A trust account for which the Advisory Representative, Designated Advisory Representative, or Access Person is a trustee that has investment control and at least one beneficiary of the trust is the trustee's immediate family member (whether they live with the trustee or not);

          C. A trust account for which the Advisory Representative, Designated Advisory Representative, or Access Person is a trustee that receives a performance-related fee from the trust;

          D. A trust account for which the Advisory Representative, Designated Advisory Representative, or Access Person is a settlor that has both the power to revoke the trust without the consent of another person and investment control.

          Note: Advisory Representatives, Designated Advisory Representatives, or Access Persons do not need to report the following:

          (1) A trust account for which the Access Person is a trustee that has investment control but neither the trustee nor the trustee's immediate family member (whether they live with the trustee or not) has any pecuniary interest;

          (2) A trust account for which the Advisory Representative, Designated Advisory Representative, or Access Person is a beneficiary or a settlor that does not exercise or share investment control (including a blind trust).

     9.8. If an Advisory Representative, Designated Advisory Representative, or Access Person has a financial planner or consultant who has investment control over his/her accounts; does he/she need to report such accounts? Does the Advisory Representative's Access Person's financial planner or consultant need to pre-clear?

          Yes, an Access person must pre-clear because the Advisory Representative, Designated Advisory Representative, or Access Person can directly or indirectly influence or control the buying or selling of securities in such accounts. In cases where the financial planner or consultant is sending a pre-clearance request on behalf of the Access Person, it is the Access Person's responsibility to ensure that:

          A. The financial planner or consultant is fully aware of WellsCap's pre-clearance policy.

          B. Pre-clearance approval is received from Compliance prior to the financial planner or consultant executing the trade.

          Exceptions can be made on a case-by-case basis and are subject to evaluation and approval by the Chief Compliance Officer.

     10.9. Why is it necessary to for Advisory Representatives, Designated Advisory Representatives and Access Persons to report Wellscap managed mutual fund transactions?

     The SEC has recently proposed adopted a rule that requires investment advisers to adopt a code of ethics which requires the reporting of personal securities transactions including mutual fund holdings and transactions managed by the adviser.

CODE OF ETHICS CHANGES                                                    DATE
----------------------                                                  --------
1.    Section III.1 Pre-clearance                                         4-8-05
      Access Persons must pre-clear personal transactions specified in Section III.5 Pre-clearance requests must include # of
      shares and account number.

2.    Section III.3 Personal Security Transactions - Equity Fund          4-8-05
      Managers
      Prior approval is require from the Chief Compliance Officer for common securities sold in personal accounts.

3.    Section III.5 Pre-Clearance and Reporting Requirements              4-8-05
      Addition of security type to pre-clearance and reporting table-
      private funds managed by WellsCap.

4.    Section IV.1 Restricted Securities                                  4-8-05
      S&P500 stocks subject to same day blackout during execution of client trades.

5.    Section 1.2 "Access Persons"                                        7-1-05
      Access Persons listing will be updated regularly but no less than quarterly.

6.    Section III.1 Pre-clearance                                         7-1-05
      Addition of employees that have access to the electronic
      pre-clearance system, pre-clearance requests should be
      submitted via such system.

7.    Section III.2 Trade Reports                                         7-1-05
      Deletion of the using the Request for Duplicate Confirms form when a broker is unable to send duplicate copies. The access person is responsible for submitting required documentation.

8.    Section III.4 Post Review                                           7-1-05
      Front running review on personal securities transactions for
      Access Persons.

9.    Section III.5 Pre-Clearance and Reporting Requirements              7-1-05
      Addition of security type "holders" to pre-clearance and
      reporting table.

10.   Section IV.4 Blackout Periods                                       7-1-05
      The 7-day blackout period will also be applicable to WellsCap managed client accounts in addition to Wellscap managed funds.

11.   Section IV.10 Wells Fargo Mutual Funds                              7-1-05
      Access Persons are required to hold Wells Fargo mutual funds and Wellscap sub-advised mutual funds for 60 days unless
      transacting for a loss.

12.   Section III.1 Pre-clearance                                        9-15-05
      Update e-mail address for pre-clearance requests not submitted through the electronic pre-clearance system.

13.   Section III.2 Trade Reports                                        9-15-05
      Update e-mail address and MAC address for submission of
      required reports.

14.   Section VI Acknowledgment and Certification                        9-15-05
      Update MAC address for submission of required documents.

15.   Section VII Frequently Asked Questions - Question 1                9-15-05
      Update e-mail address and CCO name and contact information.

16.   Section I.3 Beneficial Ownership                                   2-21-06
      Clarified the personal securities transaction reports to
      include all account over which Access Persons have beneficial interest or over which Access Persons have direct or indirect control.

17.   Section III.1 Pre-clearance                                        2-21-06
      Revised the pre-clearance section to provide that:
      pre-clearance requests must be sent via the iTrade system;
      pre-clearance requests can be submitted via e-mail or phone in limited circumstances; all pre-clearance requests must be
      submitted by the Access Person; requests may be submitted
      beginning 4:00 a.m. (Pacific) until an hour before the close of market, however, request processing will begin at 7:00 a.m.
      (Pacific); and pre-cleared trades will be valid for up to the amount of shares requested for a specific account.

18.   Section III.5 Pre-Clearance and Reporting Requirements             2-21-06
      Added Exchange Traded Funds (both open-end and unit investment trusts) as a security type that must be reported on a quarterly basis per SEC no-action letter.

19.   Section III.8 Initial and Annual Holdings Report                   2-21-06
      Revised the section to clarify that a brokerage account
      includes 401k accounts and statement of holdings includes Wells
      Fargo mutual fund accounts and Wells Fargo sub-advised mutual fund accounts.

20.   Section IV.6 Independent Research                                  2-21-06
      Deleted this provision as unnecessary and outdated.

21.   Section IV.7 Gifts                                                 2-21-06
      Included language to provide that WellsCap also maintains a gift and entertainment guideline.

22.   Miscellaneous                                                      2-21-06
      Revised the Frequently Asked Questions and Code of Ethics
      changes to incorporate corresponding revisions. Also included grammatical/spelling and miscellaneous edits to the Code in general.

23.   Section I.1 Introduction                                           10-2-06
      Included language to provide for a special circumstance
      exemption request procedure for Access Persons.

24.   Section II.1 Violations of the Code                                10-2-06
      Added language stating violations of the Code are reported to clients upon request.

25.   Section II.3 Dismissal and/or Referral to Authorities              10-2-06
      Deleted language regarding reporting Code violations to the
      Wells Fargo Funds Boards of Trustees quarterly as repetitive to
      Section II.1.

26.   Section III.5 Pre-Clearance and Reporting Requirements             10-2-06
      Clarified that municipal bonds rated A or higher does not need to be pre-cleared.

27.   Section III.7 Acknowledgement of Brokerage Accounts                10-2-06
      Modified section and renamed the Acknowledgement of Brokerage
      Accounts to Acknowledgement of Reportable Accounts. Included a
      definition of reportable accounts.

28.   Section III.8 Initial and Annual Holding Report                    10-2-06
      Modified the time period from "initial employment date" to
      "start date" for clarity.

29.   Section IV.1 Restricted Securities                                 10-2-06
      Deleted the word "index" from index program trades for
      accuracy.

30.   Section IV.3 Blackout Periods                                      10-2-06
      Clarified that blackout period do not apply to program trades.

31.   Section IV.9 60 Day Holding Period                                 10-2-06
      Clarified that the 60 day holding period applies regardless of whether the transaction results in a loss.

32.   Section VI Acknowledgement and Certification                       10-2-06
      Modified brokerage accounts to reportable accounts to
      correspond to changes made in Section III.7. Also deleted the form due date and MAC address as unnecessary.

33.   Section VII Frequently Asked Questions (FAQs)                      10-2-06
      Replaced the term AIMR with the updated industry term of GIPS for question #5.

     Appendix B- for Access persons

CODE SECTION                             HOW APPLIED                      HOW ADMINISTERED
------------                   -------------------------------   ----------------------------------
PENALTIES                      Penalties will be assessed as     WellsCap Compliance will apply and
                               described in the policy if        report penalties as applicable.
                               Access Persons violated the
                               applicable sections of the
                               Code.

TRADE REPORTS                  Trade reports will be required    WellsCap Compliance will collect
                               each quarter for all personal     trade reports for Access Persons.
                               securities trading as defined
                               in the Code.

POST REVIEW                    Trades will be reviewed to        WellsCap Compliance will conduct
                               assure that all reports were      post review of trade reports.
                               submitted timely and to
                               ascertain any improprieties.

ACKNOWLEDGEMENT OF BROKERAGE   Acknowledgement of brokerage      WellsCap Compliance will collect
ACCOUNTS                       accounts will be required each    and review brokerage account
                               quarter for all Access Persons.   acknowledgements for Access
                                                                 Persons.

INITIAL AND ANNUAL HOLDINGS    Initial reports will be           WellsCap Compliance will collect
REPORT                         required at hire and annual       and review initial and annual
                               holdings at each year-end for     holdings reports for Access
                               all Access Persons. Broker        Persons.
                               statements may be used to
                               satisfy these requirements.

INSIDER TRADING RESTRICTIONS   Insider trading restrictions      Trade reviews described above seek
                               will apply as described in the    to identify any cases of insider
                               Code.                             trading.